Exhibit 23(d)(8)


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                               AMENDMENT NO. 1 TO
                             SUB-ADVISORY AGREEMENT


         The following amendment is made to the Sub-Advisory Agreement dated July 26th, 1999, by and between Maxim Series Fund, Inc. ("Maxim"), GW Capital management, LLC (the "Adviser"), and Pareto Partners (the "Sub-Adviser") (the "Agreement"), for the Maxim Global Bond Portfolio (the "Portfolio"), and is hereby incorporated into and made a part of the Agreement.

         Effective December 6th, 2002:

1.   The following is added as (k) to Article II, Section A, of the Agreement:

     "(k) assist in the coordination of all matters relating to the functions of the custodian of the Portfolio, including the delivery of oral and written instructions to such custodian in connection with the services of the Sub-Adviser described herein."

2.   Sections (b) and (c) of Article XVIII of the Agreement are hereby deleted.

3. The second paragraph of Article I is hereby deleted and replaced in its entirety with the following, which Sub-Adviser represents and warrants will not have a material effect on the services it provides to the
     Portfolio:

     "The Sub-Adviser is regulated by the Financial Services Authority ("FSA") and subject to the Handbook of Rules and Guidance of the FSA ("the FSA Rules") in the conduct of its investment business. The Sub-Adviser is authorized under the Financial Services and Markets Act of 2000 and permitted by the FSA to provide discretionary management and investment advisory services."

         IN WITNESS WHEREOF, the parties hereto have caused this amending agreement to be executed in triplicate this 6th day of December, 2002, in their names and on their behalf by and through their duly authorized officers.


                                         GW CAPITAL MANAGEMENT, LLC

Attest: /s/ Beverly A. Byrne             By:   /s/ Mark Corbett
Name:   Beverly A. Byrne                 Name:  Mark Corbett
Title:  Secretary                        Title: Senior Vice President


                                         PARETO PARTNERS

Attest: /s/ Fergus Lee                   By:   /s/ Brian K. Newton
Name:   Fergus Lee                       Name:  Brian K. Newton
Title:  Compliance Officer               Title: SVP, Head of Risk Management



                                         MAXIM SERIES FUND, INC.

Attest: /s/ Graham R. McDonald           By:   /s/ W. McCallum
Name:   Graham R. McDonald               Name:  William McCallum
Title:  Treasurer                        Title: Chairman and President